Exhibit 10.1

Confidential

SHAREHOLDERS’ UNDERTAKING

relating to

the Business Combination of

SIGNA Sports United GmbH, Munich, Germany with Yucaipa Acquisition

Corporation

Shareholders’ Undertaking relating to the Business Combination of SIGNA Sports

United GmbH, Munich, Germany, with Yucaipa Acquisition Corporation

(the “Agreement”)

by and between

(1)

SIGNA Sports United GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 241442, with business address at Kantstr. 164, Upper West, 10623 Berlin, Germany,

– hereinafter referred to as “SSU” or the “Company” –

(2)

SIGNA International Sports Holding GmbH, a company with limited liability under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRB 206325, with business address at Maximiliansplatz 12, 80333 Munich, Germany,

– hereinafter referred to as “SISH” –

(3)

SISH Beteiligung GmbH & Co. KG, a partnership under the laws of the Federal Republic of Germany with registered seat in Munich, Germany, registered with the Commercial Register of the Local Court of Munich under HRA 113611, with business address at Maximiliansplatz 12, 80333 Munich, Germany,

– hereinafter referred to as “SISH KG” –

(4)

AEON Co., Ltd., a publicly traded stock corporation under the laws of Japan with registered seat in Chiba, Japan, registered with the company register of Japan under no. 0400-01-003380, with business address at 1-5-1 Nakase Mihama-ku, 261-8515 Chiba, Japan,

– hereinafter referred to as “AEON” –

(5)	Evergrow Luxembourg SCS, a Luxembourg law governed partnership, having its registered office at 43, Avenue John F. Kennedy, L-1855 Luxembourg and registered with the R.C.S. Luxembourg under B249903,

– hereinafter referred to as “Evergrow” –

(6)

R+V Versicherung AG, a stock corporation under the laws of the Federal Republic of Germany with registered seat in Wiesbaden, Germany, registered with the Commercial Register of the Local Court of Wiesbaden under HRB 7934, with business address at Raiffeisenplatz 1, 65189 Wiesbaden, Germany,

– hereinafter referred to as “RVV” –

(7)

R+V Lebensversicherung Aktiengesellschaft, a stock corporation under the laws of the Federal Republic of Germany with registered seat in Wiesbaden, Germany, registered with the Commercial Register of the Local Court of Wiesbaden under HRB 7629, with business address at Raiffeisenplatz 1, 65189 Wiesbaden, Germany,

– hereinafter referred to as “RVLV”,

and together with SISH, SISH KG, AEON, Evergrow and RVV

hereinafter referred to as “Initial Shareholders” –

(8)

INGBE Stiftung, a foundation (Stiftung) under the laws of Liechtenstein with registered seat in Vaduz, Liechtenstein, registered with the commercial register of Liechtenstein under registration no. FL-0002.485.176-0, with business address at c/o/ Domar Treuhand-und Verwaltungs-Anstalt, Heiligkreuz 6, 9490 Vaduz, Liechtenstein,

– hereinafter referred to as “INGBE” –

(9)

Arrow Holding AG, a stock corporation under the laws of Switzerland with registered seat in St. Moritz, Switzerland, registered with the commercial register office of the canton Graubünden, Switzerland, under registration no. CHE 109.048.918, with business address at c/o RBT AG Plazza dal Mulin 6, 7500 St. Moritz, Switzerland,

– hereinafter referred to as “Arrow Holding” –

(10)

Guardians Invest AG, a stock corporation under the laws of Switzerland with registered seat in Engelberg, Switzerland, registered with the commercial register office of the canton Obwalden, Switzerland, under registration no. CHE-350.352.632, with business address at Alpstrasse 9, 6390 Engelberg, Switzerland,

– hereinafter referred to as “Guardians Invest”

and together with, INGBE, Arrow Holding, Bayerische Beamten

Lebensversicherung a.G. (“BBL”) and RSI SCS, SICAV-RAIF (“RAG-S”)

hereinafter referred to as “Convertible Loan Lenders” –

(11)	Michael Benner, born 6 September 1974, residing in Friedberg, Germany,

(12)	Jennifer Geiß (née Bürkle), born 5 August 1984, residing in Stuttgart, Germany,

(13)	Kai Ehlers, born 9 February 1980, residing in Stuttgart, Germany,

(14)	Bernd Humke, born 12 August 1971, residing in Hamburg, Germany,

(15)	Markus Knöller, born 31 August 1982, residing in Stuttgart, Germany,

(16)	René Marius Köhler, born 18 August 1982, residing in Stuttgart, Germany,

(17)	Stefan Ladusch, born 25 December 1979, residing in Kernen, Germany,

(18)	Katrin Langenfeld, born 22 February 1980, residing in Stuttgart, Germany,

(19)	David Langlade, born 12 September 1981, residing in Saint-Martin-la-Plaine, France,

(20)	Herbert Luik, born 29 September 1968, residing in Esslingen am Neckar, Germany,

(21)	Nils Pollex, born 8 June 1977, residing in Stuttgart, Germany,

(22)	Landri Ribeiro, born 6 August 1982, residing in Montceau, France,

(23)	Axel Rosenlöcher, born 23 March 1978, residing in Stuttgart, Germany,

(24)	Jörg Schaible, born 11 May 1984, residing in Stuttgart, Germany,

(25)	Thomas Spengler, born 14 April 1983, residing in Stuttgart, Germany,

(26)	Ulrich Spies, born 2 March 1983, residing in Stuttgart, Germany,

(27)	André Vollmer (née Gsell), born 23 December 1985, residing in Stuttgart, Germany,

(28)	Burkhard Wagner, born 1 November 1980, residing in Stuttgart, Germany,

(29)	Philipp Wiedmaier, born 19 August 1981, residing in Leinfelden-Echterdingen, Germany,

(30)	Markus Winter, born 8 September 1980, residing in Berlin, Germany,

(31)	Sabine Zwick, born 22 September 1982, residing in Filderstadt, Germany,

(32)

Rochon Holding SAS, a simplified stock corporation under the laws of France with registered seat in Jonzieux, registered with the commercial register of Saint-Etienne under 824 584 742, with business address Rue de la Tourette, Leudit Vazille, 42660 Jonzieux, France,

(33)	Christian Miele, born 17 January 1975, residing in Gütersloh, Germany,

(34)	Sascha Beyer, born 17 August 1969, residing in Kempen, Germany,

and

(35)	Yucaipa Acquisition Corporation, a Cayman Islands exempted company, with business address at 9130 West Sunset Boulevard, Los Angeles, California 90069, United States of America,

– hereinafter referred to as “Yucaipa” –

The parties set forth under nos. (12) – (34) are hereinafter referred to as “Minority Shareholders”. The parties set forth under nos. (1) – (35) above, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

TABLE OF CONTENTS

1	Defined Terms	12

2	Undertakings of the Shareholders	12

3	Additional Undertakings of the Future Shareholders	14

4	Undertaking of the Company	14

5	Undertaking of SISH and SISH KG	14

6	Costs and Expenses	15

7	No Assignment of Rights and Obligations	15

8	Term of this Agreement; Termination of Prior Agreements	15

9	Confidentiality	16

10	Representations and Warranties; Liability	16

11	Miscellaneous	18

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement

Exhibit B	Minority Shareholdings

Exhibit C	Cap Table

Exhibit D	Forms of Power of Attorney (German)

Exhibit E	Forms of Power of Attorney (Dutch)

Exhibit F	Disclosures

Exhibit G	Notices

Preamble

(A)

The Initial Shareholders are the sole shareholders of SSU as of the date of this Agreement. SSU is active in the sports commerce and tech platform business focusing on the bike, tennis, outdoor and team sports sector.

(B)

SSU intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Yucaipa, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (J) below.

(C)

On or around the date of this Agreement, SISH and SSU will enter into a business combination agreement with Yucaipa and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(D)

SIGNA Sport Online GmbH, SIGNA AppVentures GmbH, Tennis-Point GmbH and Score Invest SAS are, among others, certain subsidiaries of SSU. The Minority Shareholders hold certain direct or, through SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG as pooling vehicle (the “Pooling Vehicle”), indirect minority interests in such SSU subsidiaries as set forth in Exhibit B (the “Minority Shareholdings”). Pursuant to certain agreements entered into by the Minority Shareholders with inter alios SISH and the Company (the “Roll-Up Agreements”) prior to the date hereof, the Minority Shareholders have agreed and undertaken, after signing of the BCA and prior to the Share Exchange, to contribute the Minority Shareholdings to SSU against issuance of new shares in SSU to the Minority Shareholders by way of a capital increase in kind of the share capital of SSU (the “Roll-up”). Prior to such Roll-up, the Pooling Vehicle shall be dissolved and the Company Shares held by the Pooling Vehicle on behalf of the Minority Shareholders shall be transferred to the respective Minority Shareholders (the “Dissolution”) and such transferred Company Shares will also be subject to the Roll-up. The Roll-up shall be completed after signing of the BCA and in any event in advance of the Share Exchange.

(E)

The Company, as borrower, entered into a EUR 50,000,000 convertible loan agreement with SISH, as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “SISH Convertible Loan Agreement”). Under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 14 December 2020 (notarial roll of deeds no. 348/2020 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to BBL in a partial amount of EUR 10,000,000 (plus accrued interest) whereby BBL has the right to transfer its rights and obligations relating to such portion of the SISH Convertible Loan Agreement to either or both of BL die Bayerische Lebensversicherung AG and BA die Bayerische Lebensversicherung AG, in each case, in a minimum denomination of at least EUR 5,000,000. As of the date of this Agreement, BBL has not made use of such right. In addition, under a certain purchase and contractual assignment agreement (Vertragsübernahme) dated 20 January 2021 (notarial roll of deeds no. 16/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), the SISH Convertible Loan Agreement was transferred and assigned from SISH to INGBE in a partial amount of EUR 40,000,000 (plus accrued interest) and, under two certain purchase and contractual assignment agreements (Vertragsübernahme) dated 16 March 2021 (notarial roll of deeds no. 82/2021 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), was subsequently transferred and assigned from INGBE to each of Arrow Holding and Guardians Invest in a partial amount of EUR 5,000,000 each (plus accrued interest).

(F)

SSU, as borrower, entered into a EUR 25,000,000 convertible loan agreement with RAG-S (formerly: RAG-S Lending SCS, SICAV RAIF), as original lender, on 20 December 2019 (notarial roll of deeds no. 461/2019 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) (the “RAG-S Convertible Loan Agreement”, and together with the SISH Convertible Loan Agreement, the “Convertible Loan Agreements”).

(G)

Pursuant to certain irrevocable commitments entered into by the Convertible Loan Lenders with SISH on or prior to the date hereof, the Convertible Loan Lenders have agreed and undertaken, after signing of the BCA and prior to closing of the Business Combination, to convert the entire loan amount granted to SSU under the Convertible Loan Agreements (plus accrued interest) into new common shares in SSU, in the nominal amount of EUR 1.00 per share, by way of a capital increase in kind of the share capital of SSU (the “Conversion”). The Conversion shall be completed sufficiently in advance of the Business Combination.

(H)

Upon the occurrence of the Roll-up and the Conversion, the Minority Shareholders and the Convertible Loan Lenders, respectively, will become shareholders of SSU (the “Future Shareholders”, and together with the Initial Shareholders, the “Shareholders”).

(I)

SISH, with the participation of SSU, has entered into certain investment agreements with the SSU minority shareholders, i.e. (i) with AEON on 20 December 2018 (notarial roll of deeds no. 420/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main), (ii) with Evergrow Asia Ltd. under participation of Harng Central Department Store Ltd. on 20 December 2018 (notarial roll of deeds no. 422/2018 by public notary Dr. Thorsten Reinhard, Frankfurt am Main) and (iii) with RVV and RVLV on 16 September 2019 (notarial roll of deeds no. 296/2019 by public notary

Dr. Thorsten Reinhard, Frankfurt am Main), each as amended (collectively, the “Investment Agreements”). The Investment Agreements provide that any transfer restrictions pursuant to the respective Investment Agreements (e.g., among others, lock-ups, tag-along rights, drag-along rights, rights of first refusal as well as call and put options) shall not apply to any transfer of Company Shares in the course or after the so-called De-SPAC transaction. Such transfer restrictions also do not continue to apply with regards to the TopCo Shares (as defined below) following the implementation of the Transaction (as defined below) and the TopCo Shares are not subject to any transfer restrictions. This paragraph, for the avoidance of doubt, does not limit the rights arising from the respective Investment Agreements regarding the internal relationship between the parties of the respective Investment Agreements.

(J)

Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) all of the Shareholders agree not to sell and/or transfer to any third party any of their respective (A) shares held in the Company (“Company Shares”), (B) prior to the Roll-up, Minority Shareholdings, or (C) prior to the Conversion, loan amounts and accrued interest under the Convertible Loan Agreements, as applicable, and will contribute their Company Shares (including, for the avoidance of doubt, such Company Shares issued upon the occurrence of the Conversion and the Roll-Up, as applicable) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in TopCo (“TopCo Shares”), substantially on the basis of the exchange ratio as set forth in the cap table attached hereto as Exhibit C (the “Cap Table”, which also illustrates the shareholdings after the implementation of the Business Combination, the Conversion and the Roll-up and, accordingly, all Company Shares (including such Company Shares received by the Future Shareholders in connection with the Conversion and the Roll-up) will be exchanged for TopCo Shares as contemplated hereby) (the “Share Exchange”);

(ii) Yucaipa will merge into a newly formed and wholly owned subsidiary of TopCo, incorporated as a Cayman Islands exempted company, (“Merger Sub”) with the Merger Sub surviving the merger and the shareholders of Yucaipa receiving Class A ordinary shares in Merger Sub through an exchange agent who will contribute such shares to TopCo against issuance of TopCo Shares in exchange for the shares in Merger Sub;

(iii) as provided in Section 4.5 of that certain Warrant Agreement, dated as of 6 August 2020, by and between Yucaipa and Continental Stock Transfer & Trust Company, after giving effect to the Business Combination, the warrants in Yucaipa will no longer be exercisable for shares in Yucaipa but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares;

(iv) certain investors will have, concurrently with the execution of the BCA, agreed to subscribe for and purchase a certain number of TopCo Shares in exchange for contribution of a cash amount on the “Closing Date” (as such term is defined in the BCA), immediately after the consummation of the merger set forth in clause (ii) above (the Roll-up, the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) above and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transaction”); and

(v) on or about the Closing Date, the TopCo Shares will be listed on the NYSE. The (pre-closing) equity valuation of SSU, on the basis of which the Transaction is to be consummated, is USD 2,461,891,680 (the “SSU Equity Value“) (as further set forth in the Cap Table).

(K)	It is in the Shareholders’ interest that the Transaction, including for the avoidance of doubt the Conversion and the Roll-up, is implemented substantially as described above and in the BCA.

(L)

In order to facilitate the implementation of the Transaction each of the Initial Shareholders, Convertible Loan Lenders and Minority Shareholders has (i), prior to the date hereof, duly executed and delivered powers of attorney to SISH or to another recipient of their choice, substantially in the form attached hereto as Exhibit D and has (ii) duly executed and delivered or will duly execute and deliver powers of attorney to NautaDutilh N.V. or another recipient of their choice, substantially in the form attached hereto as Exhibit E, or in the form of a sub-power of attorney with the respective scope, respectively, permitting the respective authorized person (i) to execute and deliver any agreements to which such Shareholder is a party to in connection with the Transaction (including, but not limited to, the Dutch Deeds of Issue or the German Share Transfer Deed, each such term as defined in the BCA), (ii) to take all necessary or desirable actions on behalf of such Shareholder in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Shareholder (including, for the avoidance of doubt, the execution of this Agreement on each Shareholder’s behalf), (iii) to convene and conduct shareholders’ meetings of the Company (including participating and exercising voting rights attached to the Company Shares) in accordance with the governing documents of the Company and for the purpose of obtaining the requisite consent for the Share Exchange and (iv) to support the transactions contemplated by the BCA and the other Transaction Documents (including by way of restrictions on the sale, disposition or transfer of the Company Shares held by such Shareholder).

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2	Undertakings of the Shareholders

2.1

Each of the Shareholders which is a Party hereby irrevocably and unconditionally undertakes and agrees, subject to the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa, and in each case to the extent legally possible and permissible

2.1.1

to fully support the Transaction and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Shareholders’ support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when shareholders’ meetings of the Company are held, appear at such meetings and cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum;

(d)

participate in shareholders’ meetings of the Company and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, each Shareholder shall participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange (the “Shareholder Resolutions”);

(e)

to cause and instruct the members of the advisory board of the Company to vote in favor of all consents and approvals required by the advisory board to support and implement the Transaction and the transactions contemplated under and as set forth in the BCA and the other Transaction Documents; and

(f)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company;

2.1.2

to omit any actions which could be of detriment for the Transaction or the implementation of the transactions contemplated under and as set forth in the BCA and the other Transaction Documents, in particular, without limitation, (i) except for the Share Exchange, not to transfer the Company Shares held by such Shareholder and (ii) not to withdraw (or request withdrawal) from this Agreement;

2.1.3

to vote or cause to be voted all of such Shareholder’s Company Shares against any resolution that (i) would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions in any way, (ii) would result in the failure of any condition set forth in Article X of the BCA to be satisfied or (iii) result in a breach of any undertaking, representation or warranty of such Shareholder contained in this Agreement; and

2.1.4	to, in particular, contribute its respective Company Shares to TopCo in exchange for TopCo Shares substantially in accordance with the Cap Table and the exchange ratio as set forth therein.

2.2

The undertakings and agreements set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of the Future Shareholders, except if and as required for the implementation of the Roll-up and the Conversion.

2.3	The undertakings and agreements pursuant to Section 2.1 of

2.3.1

the Future Shareholders which are a Party shall be subject to the condition precedent (aufschiebende Bedingung) of the effectiveness of the Conversion and the Roll-up and the Future Shareholders becoming shareholders of SSU and owning Company Shares; and

2.3.2

the Shareholders which are a Party shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH.

3	Additional Undertakings of the Future Shareholders

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH,

3.1

each Convertible Loan Lender which is a Party hereby irrevocably and unconditionally undertakes and agrees vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its respective rights and obligations under the respective Convertible Loan Agreement; and

3.2

each Minority Shareholder hereby irrevocably and unconditionally undertakes and agrees, vis-à-vis the Company and Yucaipa not to sell, transfer and/or assign its Minority Shareholdings held by each Minority Shareholder other than for purposes of the Roll-Up.

4	Undertaking of the Company

Subject to the BCA being entered into by and among inter alios the Company, Yucaipa, TopCo, Merger Sub and SISH, the Company vis-à-vis Yucaipa hereby irrevocably and unconditionally undertakes to implement the Dissolution and undertakes and agrees to do any acts, measures, make and accept any and all declarations and give any instructions (in particular instructions to the managing directors of the Pooling Vehicles’ general partner) to fully implement and support the Dissolution.

5	Undertaking of SISH and SISH KG

5.1

SISH KG as seller and Harng Central Department Store Limited (“Harng Central”) as investor entered into a call option agreement (Kaufoptionsvertrag) dated 13 April 2021 (notarial roll of deeds no. F2243/2021 by public notary Dr. Sebastian Franck, Munich) pursuant to which Harng Central has a certain call option right in relation to certain Company Shares owned by SISH KG as further specified in such agreement and Evergrow as seller and SIGNA Retail Luxury Holding GmbH entered into a call option agreement (Kaufoptionsvertrag) dated 17 December 2020 (notarial roll of deeds no. F6895/2020 by public notary Dr. Sebastian Franck, Munich) pursuant to which SIGNA Retail Luxury Holding GmbH has a certain call option right in relation to certain Company Shares owned by Evergrow as further specified in such agreement (“Reciprocal Call Option Agreements”).

5.2

SISH and SISH KG, vis-à-vis Yucaipa, hereby irrevocably and unconditionally procure and undertake to do any acts, measures, enter into any agreements and/or make and accept any and all declarations and, to the extent legally permissible, give any instructions to their affiliated entities which are required and necessary to ensure or otherwise ensure that the Company Shares which are subject to the Reciprocal Call Options are contributed to TopCo in exchange for TopCo Shares.

6	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transaction (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs. The notarial costs for the recording of this Agreement and its exhibits shall be borne by the Company.

7	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Agreement.

8	Term of this Agreement; Termination of Prior Agreements

8.1

This Agreement shall have effect as from the date of its notarization by each Party up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA or (iv) with respect to the Minority Shareholders, RVV and RVLV, December 31, 2021 (24:00 hrs); a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

8.2

The termination of this Agreement in accordance with Section 8.1 shall be without prejudice to any claims against a Shareholder that is in breach of this Agreement in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Yucaipa shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against such Shareholder notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Yucaipa have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

8.3

Subject to the other terms and conditions hereof (including the undertakings and agreements set forth in Section 2), if one Party other than Yucaipa terminates this Agreement for any reason this Agreement shall be continued by the remaining Parties. If Yucaipa terminates this Agreement for any reason this Agreement shall be terminated between all Parties.

9	Confidentiality

None of the Shareholders which are a Party, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Yucaipa (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Yucaipa prior to announcement or issuance.

10	Representations and Warranties; Liability

10.1

Each Shareholder which is a Party hereby warrants as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Yucaipa by way of an independent warranty that,

10.1.1	with respect to the Initial Shareholders, upon execution of this Agreement on the date of its notarization by such Shareholder; and,

10.1.2	with respect to the Future Shareholders, after occurrence and full consummation of the respective Conversion or the Roll-up as set out in the Cap Table (as supplemented)

and immediately prior to the consummation of the Share Exchange the following statements are true and accurate, in each case however solely with respect to him, her or it (and not for the avoidance of doubt any other Shareholder) and the Company Shares held by him, her or it:

10.1.3

Ownership. Each Shareholder has (i) legal and beneficial ownership of, (ii) good and valid title to and (iii) full and exclusive power to vote with, in each case, the Company Shares set forth next to its name on the Cap Table (as supplemented). Each of its Company Shares have been fully paid in and not been repaid. Other than this Agreement, the BCA, the other Transaction

Documents and the agreements and documents set forth in Exhibit F, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Shareholder is a party obligating the Shareholder to transfer or cause to be transferred to any person other than TopCo any of its Company Shares, (b) no person other than TopCo has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Company Shares, (c) such Shareholder is not a party to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shareholder’s Company Shares, (d) there are no security interests, liens, pledges or other encumbrances or third party rights on such Shareholder’s Company Shares, (e) the Shareholder’s Company Shares are not subject to any transfer restrictions or pre-emption or similar acquisition rights other than as provided for by the Company’s articles of association or this Agreement and (f) the Shareholder’s Company Shares are not subject to any trust agreements or sub-participations. Except as substantially set forth in the Cap Table, the Shareholder does not hold any Equity Interests (as such term is defined in the BCA) in the Company or its subsidiaries.

10.1.4

Authority; Enforceability. Each Shareholder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against the Shareholder in accordance with its terms.

10.1.5

No Violation. The execution, delivery and performance of this Agreement by each Shareholder will not (i) violate any provision of any law applicable to such Shareholder or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Shareholder or any of its Company Shares; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which a Shareholder is a party or by which or any of its Company Shares are bound; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Shareholder’s ownership of its Company Shares or (b) a material adverse effect on the ability of such Shareholder to satisfy or perform any of such Shareholder’s covenants and obligations hereunder.

10.1.6

Consents and Approvals. The execution and delivery by each Shareholder of this Agreement does not, and the performance of such Shareholder’s covenants and obligations hereunder do not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

10.1.7

Litigation. There is no proceeding pending or threatened against such Shareholder or its Company Shares which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Shareholder’s ownership of its Company Shares or (ii) a material adverse effect on the ability of such Shareholder to perform any of such Shareholder’s covenants and obligations hereunder.

10.2

Any and all obligations of each Shareholder under this Agreement shall be undertaken by such Shareholder solely as individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the respective Company Shares held by such Shareholder. A Shareholder shall in no event be liable for any damages to the extent arising out of another Shareholder not complying with the obligations under this Agreement. No Shareholder guarantees compliance by any other Shareholder with the undertakings and agreements under this Agreement.

10.3

Each Shareholder’s liability for any and all claims of TopCo and Yucaipa under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Shareholder’s pro rata participation (based on the ratio of its participation in the share capital of SSU immediately prior to the Share Exchange) in the SSU Equity Value.

10.4	The claims of TopCo and Yucaipa under or in connection with this Section 8 shall become time-barred five (5) years after the date of notarization of this Agreement.

11	Miscellaneous

11.1

This Agreement and its exhibits and the documents contemplated hereby and thereby comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for the Roll-Up Agreements and the respective cooperation and consent agreement entered into between SISH and each Shareholder and any further agreements entered into in connection with the Transaction.

11.2

The Parties agree that, in case RVV and RVLV receive an administrative order (Verwaltungsakt) from the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or from another competent European or German regulatory authority to transfer the Company Shares held by RVV and/ or RVLV under mandatory European and/ or German insurance laws and regulations, RVV and RVLV may transfer the Company Shares to a third party transferee, provided that such third party transferee shall assume all of RVV’s and RVLV’s obligations, respectively, under and shall accede to this Agreement.

11.3

Any notice or other declaration to be given to any Shareholder (i) in his, her or its position as a shareholder of the Company (e.g. invitations to shareholders’ meetings) or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit G. The Shareholders which are a Party shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

11.4

All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

11.5	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

11.6

Amendments, additions or modifications to this Agreement, including this Section 10.6, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Yucaipa.

11.7

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 10.7 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

11.8

This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

11.9

English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

11.10	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Munich.

Exhibit A

Business Combination Agreement

Exhibit B

Minority Shareholdings

Exhibit C

Cap Table

Exhibit D

Form of Power of Attorney (German)

Exhibit E

Form of Power of Attorney (Dutch)

EXHIBIT F

DISCLOSURES

Exhibit G

Notices